Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-227172 Dated September 17, 2018 Investor Presentation September 2018 0

Forward Looking Statements Capital Bancorp, Inc. (“Capital” or the “Company”) has filed a registration statement (including a prospectus), which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest in any securities, you should read the prospectus in that registration statement and the other documents that the Company has filed with the Securities and Exchange Commission for more complete information about Capital and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Capital, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Keefe, Bruyette & Woods, Inc. at toll-free 1-800-966-1559 or by emailing kbwsyndicatedesk@kbw.com, or Stephens Inc. at toll-free 1-800-643-9691 or by emailing prospectus@stephens.com. This presentation has been prepared by Capital solely for informational purposes based on its own information, as well as information from public and industry sources. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Capital by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. The Company's common stock is not a deposit or savings account of the Company's bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of Capital after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. Capital cannot guarantee the accuracy of such information, however, and has not independently verified such information. While Capital is not aware of any misstatements regarding the industry data presented in this presentation, Capital's estimates involve risks and uncertainties and are subject to change based on various factors. Similarly, Capital believes that its internal research is reliable, even though such research has not been verified by independent sources. From time to time, including in this presentation, Capital may make forward-looking statements within the meaning of the federal securities laws that reflect the Company’s views with respect to, among other things, future events and financial performance. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” "projects", "can", "ongoing", “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Capital’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain. The inclusion of or reference to forward-looking information in this presentation should not be regarded as a representation by Capital or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. Any or all of the forward-looking statements in (or conveyed orally regarding) this presentation may turn out to be inaccurate. Accordingly, you are cautioned not to place undue reliance on forward-looking statements and that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including those risks described under the heading “Risk Factors” in the Company’s registration statement on Form S-1, filed with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the expected results expressed or implied by such forward-looking statements. Unless otherwise required by law, Capital also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this presentation. This presentation includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation, and should be considered as additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of the Company's non-GAAP financial measures as tools for comparison. See the Appendix to this presentation for a reconciliation of the non-GAAP financial measures used in (or conveyed orally during) this presentation to their most directly comparable GAAP financial measures. 1

Offering Summary Issuer Capital Bancorp, Inc. Exchange / Ticker Nasdaq / CBNK $30.1 million, comprised of $20.3 million primary and $9.8 million secondary (excluding the Underwriters' Option) Estimated Proceeds Assumes an initial public offering price of $13.50 per share which is the midpoint of the offering range Shares Offered 2,228,736 total, comprised of 1,500,000 primary and 728,736 secondary shares Offering Price Range $12.50 - $14.50 Underwriters' Option 15% (100% primary) $177.7 million after giving effect to the offering (assuming an offering price of $13.50 per share which is the midpoint Market Capitalization of the offering range, excluding the Underwriters’ Option) Use of Proceeds Fund the organic growth of commercial and consumer business lines and for general corporate purposes Directed Share Program 5% Lock-up 180 days Joint Bookrunning Managers Keefe, Bruyette & Woods, A Stifel Company and Stephens Inc. Co-Managers Sandler O'Neill + Partners and Hovde Group Expected Pricing Week of September 24, 2018 2

Thinking Ahead

Exceptional Management Team



Edward F. Barry
Chief Executive Officer

- Joined Capital Bank as Chief Executive Officer in 2012
- Prior to joining Capital Bank, Mr. Barry held senior positions at Capital One Bank, Bank of America, and E&Y/Capgemini where he held a variety of roles primarily focusing on marketing, data, analytics and strategy
- Recognized in 2017 as E&Y's Entrepreneur of the Year, Mid-Atlantic Region[(1)]



Scot R. Browning
President

- Joined Capital Bank as President in 2002
- Currently oversees the commercial lending department, which has grown from $13.7 million to over $741.3 million in funded loans during his tenure
- 30 years of banking experience primarily in commercial lending
- Prior leadership roles with United Bank, F&M Bank Allegiance and Century National Bank



Alan W. Jackson
Chief Financial Officer

- Named Chief Financial Officer of Capital Bank, N.A. in 2017
- Mr. Jackson has more than 30 years of financial services experience including previously serving as CFO of two publicly traded banks
- Immediately prior to joining Capital Bank, Mr. Jackson was a Senior Managing Director with FinPro and spent 5 years with Banker's Dashboard & S&P Global Market Intelligence



Karl Dicker
Chief Operating Officer

- Joined Capital Bank as COO in 2018
- Prior to joining Capital Bank, Mr. Dicker spent 16 years with Capital One Bank rising to Senior Vice President where he led Treasury Management Strategy, Marketing & Analytics and served as Head of Enterprise Payments
- Key experience also includes core system and CRM implementations, sales enablement, banking innovation, data and analytics

(1) Financial Services category.

3
CAPITAL BANCORP, INC.

Overview of Capital Bancorp, Inc. Franchise Highlights Footprint Corporate Headquarters - Rockville, MD • Branch Balance Sheet - 6/30/18 ($mm) Assets $1,068 • OpenSky Loans (Held for Investment) 921 • LPO Deposits 938 • Mortgage 2018 Year-to-Date Financial Performance ROAA 1.20% ROATCE 14.9% Loan Growth - Year-over-Year (6/30/18) 10.0% Efficiency Ratio 73.5% Net Interest Margin (annualized) 5.66% NPAs / Assets 0.35% NCOs / Avg. Loans 0.08% Corporate Timeline ‘99 Founded as Harbor Capital National Bank ‘02 Recapitalized by a group of investors led by Steve Ashman ‘10 Opened Church Street Mortgage ’11- Acquired 3 failed institutions including OpenSky ’13 ‘12 Hired Ed Barry as CEO ‘17 Achieved $1 billion in total assets 4 ROATCE is a non-GAAP measure. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure.

Diversified Lines of Business Commercial OpenSky Secured Residential Mortgage Banking Credit Card Origination . Approximately $1.0 billion of . $32.5 million portfolio . 2.3% YTD GOS margin assets . Credit related consumer . . 71% purchase volume YTD Provide sophisticated advice product secured by deposits and exceptional client service . . High yield plus fee income and 13.3% of net revenue . Target customers with complex significant NIB deposits . financial needs National business line; 71% of . Differentiated consumer . origination volume in MD, VA Loan officers are trusted business line and DC advisors to their clients . Originated nationwide through . . Recent hires focused on Service level proven by digital channels significantly greater than peer purchased money originations . Proprietary web/mobile loan yield and niche products origination platform Loans Held for Investment ($MM) Number of Cards Outstanding Mortgage Volume ($MM) & Gain on Sale $1,000.0 $854 3.00% $887 $921 166,661 2.30% 149,226 $755 2.01% 2.50% $763 $800.0 2.00% $639 $600.0 $436 96,404 1.82% 1.50% $400.0 1.52% 63,398 $183 1.00% 38,922 28,347 $200.0 0.50% $0.0 0.00% 2015Y 2016Y 2017Y 2018 YTD 2015Y 2016Y 2017Y 6/30/18 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 Purchase Re-fi GOS Margin 5 2018 YTD data as of 6/30/18.

Investment Highlights

Operate in Premier Markets	• The Washington, D.C. and Baltimore, MD MSAs make up one of the largest and wealthiest regions in the U.S. • Consolidation creates new opportunities for customer and talent acquisition • Market insulated from economic downturns by federal government presence
Consistently High Performing Community Bank	• Profitability has consistently exceeded community banking peers • Entrepreneurial culture with a disciplined strategic approach • Strong organic balance sheet growth • Superior asset quality
Innovation Driven, Fee Based Businesses	• Secured credit card and mortgage divisions drive high fee income • Proprietary technology and analytics • Digital enabled marketing
Entrepreneurial Management Team	• Experts in their fields combining large and community bank skills • Capabilities in data, analytics, marketing and technology • Board and management ownership of 55%[(1)]
Poised with Earnings Momentum	• Asset sensitive with 63% of the loan portfolio as floating rate • Significant investments in core deposit generation • Scalable OpenSky infrastructure with processor conversion (Q4 2017) and investment in analytics

(1) Includes directors, non-director named executive officers and bank level directors.

6

CAPITAL BANCORP, INC.

Thinking Ahead

Exceptional Markets

Median Household Income by County ($000)


$61
$82
$104
$117
$120
U.S.
Washington, D.C.
Montgomery, MD
Howard, MD
Fairfax, VA

Growth of Capital Bank Cities of Operation[2]

Pop. Growth 2010-Current


5.8%
14.0%
US
Capital

Est. Pop. Growth Next Five Years


3.5%
7.0%
US
Capital

Washington, D.C. – Baltimore, MD Market

- Total population of more than 9.0 million
- Includes the four wealthiest counties in the U.S. (as measured by median HH income)
- Combined GDP of $696 billion (would rank 3rd nationally among U.S. MSAs)
- Washington D.C. MSA added 41,300 jobs between May 2017 and May 2018[1]
- Approximately 45% of the combined population of the Washington, DC and Baltimore, MD MSAs has a college degree[3]
- Home to 15 companies from the 2017 Fortune 500 list and 4 of the U.S.'s largest 100 private companies
- Significant opportunity to take market share from large, out of market players: Top 6 banks in both Washington, D.C. and Baltimore, MD MSAs are $50B+ institutions

Source: S&P Global Market Intelligence, Bureau of Labor Statistics and GMU Center for Regional Analysis.
(1) Data is not seasonally adjusted. http://cra.gmu.edu/wp-content/uploads/2018/06/Full-presentation-6-18-18.pdf

7

(2) Represents aggregate population growth of Capital's cities of operation. Cities of operation defined as cities where the Company has a full service branch location.
(3) Determined as the percentage of the population with a bachelor's degree or higher.

CAPITAL BANCORP, INC.

Consistently Superior Profitability ROAA (%) ROATCE (%) 15.76% 1.23% 1.25% 14.90% 14.92% 1.20% 14.75% 1.17% 14.41% 1.13% 13.94% 1.10% 0.92% 0.82% 10.14% 0.79% 8.69% 0.70% 0.73% 8.35% 8.75% 8.68% 0.64% 7.04% 2013Y 2014Y 2015Y 2016Y 2017Y 2018 YTD 2013Y 2014Y 2015Y 2016Y 2017Y 2018 YTD ROAA ROAA, as Adjusted (1) Peer Median (2) ROATCE ROATCE, as Adjusted (1) Peer Median (2) . 2017 earnings impacted by $2.3 million of pre-tax, one-time data processing conversion costs, $2.4 million of pre-tax, non-recurring forgone interest and fees and a $1.4 million deferred tax asset revaluation Note: 2018 YTD data as of 6/30/18. 2013 data excludes the impact of bargain purchase gains. (1) ROAA, as Adjusted and ROATCE, as Adjusted are non-GAAP measures and exclude $4.2 million of non-recurring charges and lost revenue. Please refer to the non- GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure. 8 (2) Peer group consists of major exchange traded (“MET”) banks with most recent quarter assets less than $2.0 billion. Includes 146 MET banks with median total assets of $1.1 billion. Excludes merger targets. Peer data per S&P Global Market Intelligence.

Embracing the Power of Technology

Internally Developed Technology Solutions

- In-house team of 9 individuals
- Apollo customer acquisition system developed for OpenSky provides automated work flows for digital account applications processes
- In-house staff participates in business development calls and designs bespoke technology solutions for customers to enhance their operational efficiency
- Proprietary data warehouse built to run analytics and identify opportunities

Proprietary Business Analytics

- OpenSky:
  - Proprietary customer behavior scoring (B-Score)
  - Algorithmic, selective credit line increases (CLIP program)
  - Net present value driven models drive product and marketing decisions
- Internally developed commercial credit stress testing which tracks micro market performance

Web and Mobile Enabled Platforms

- Social media driven OpenSky and mortgage marketing programs
- User-friendly OpenSky mobile application; 70% of applications are submitted on mobile devices using a digital platform
- Online marketing campaigns are closely tracked and analyzed to assess efficacy and ensure commercial effectiveness
- Expect to launch digital mortgage platform in October 2018

9

CAPITAL BANCORP, INC.

Strategic Approach Drives Track Record of Strong Growth Disciplined Business Strategy Total Assets ($MM) . Deliver premium, advice-based solutions to our customers $1,068 $1,026 $906 . Leverage technology to differentiate products and $743 services $619 $489 . Instill a sales-focused, entrepreneurial culture 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 10

Loan Portfolio Total Loans HFI ($MM) Loan Composition $921 $887 Residential R.E. $763 39.7% Construction 16.2% $639 $506 Other Consumer Non-Owner $408 0.1% Occupied Credit Card CRE 3.5% 15.8% Commercial & Industrial Owner 11.0% Occupied CRE 13.6% 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 . Owner-occupied CRE loans make up approximately 46% of total commercial real estate loans . Residential real estate loans consist primarily of investment 1-4 family property (rentals) . Strong underwriting standards . Regular portfolio stress testing includes analyzing the construction portfolio for declines in property values 11 Loan composition data as of 6/30/18.

Commercial Real Estate Concentration Levels CRE / Total Risk Based Capital Breakdown 329.1% 333.0% 190.1% 242.1% 142.9% 87.0% Peer Average Capital Bank Construction / Risk Based Capital Non-Owner Occupied CRE / Risk Based Capital . Construction lending is a historical core competency focused on single family homes and individual condo and townhouse conversions to established builders . Loan to value limits of 75% for investor and 80% for owner-occupied construction lending . Construction loans provide a short-duration, high-yield asset class, plus loan fee income, which supports asset sensitivity . Deep expertise in CRE and real estate development at the Board level Source: S&P Global Market Intelligence. Data as of 6/30/18. Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Represents bank-level regulatory data. Peer data per S&P Global Market Intelligence. 12

Superior Asset Quality Metrics Nonperforming Loans ($MM) Nonperforming Assets / Assets Credit Card Commercial & nil Industrial $0.8 Residential 1.58% Real Estate $1.4 1.10% 0.80% 0.51% 0.54% 0.90% 0.35% 0.68% 0.63% 0.59% $0 nonaccrual or 0.44% 0.27% Commercial 90+ day past due Real Estate construction loans 2013Y 2014Y 2015Y 2016Y 2017Y 2018 YTD $1.0 NPAs / Assets Peer Median (2) Commercial Real Estate NCOs(1) Over Time Net Charge-offs / Average Loans 0.13% 0.09% 0.07% 0.33% 0.05% 0.05% 0.06% 0.03% 0.03% 0.01% 0.02% 0.15% 0.09% 0.10% (0.01%) nil 0.07% 0.08% 2013Y 2014Y 2015Y 2016Y 2017Y 2018 YTD 2013Y 2014Y 2015Y 2016Y 2017Y 2018 YTD CRE NCOs / Avg. CRE Loans Peer Average (2) 2018 YTD data as of 6/30/18. YTD net charge-off data is not annualized. (1) Commercial RE includes all construction and commercial real estate loans. Average commercial real estate loans based upon 2 period averages. (2) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence. 13

Asset Sensitive Balance Sheet Fixed vs. Floating Rate Loan Mix Yield on Loans 7.16% 6.45% 6.44% 6.18% Fixed 5.78% 5.76% 37% 5.57% 5.67% 4.79% 4.57% 4.59% 4.79% Floating 63% 2015Y 2016Y 2017Y 2018 YTD Loan Yield Ex. Card Loan Yield Peer Median (2) . Short duration loan portfolio well positioned for current interest rate environment  42.1% of the loan portfolio re-prices within three months and 52.9% re-prices within one year(1) . Excluding credit card portfolio, loan yield has averaged more than a 100bps premium to local peers since 2015 Data as of 6/30/18. (1) Data includes loans held for sale. (2) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence. 14

Deposit Portfolio Composition Core deposit momentum: Deposit Portfolio Composition ($938MM)  Recruiting deposit sales teams, including fiduciary Time salespeople, from recently acquired competitors Deposits Noninterest >$100,000 Bearing driving core deposit growth 26.4% 25.3%  Customizing solutions for clients, including fiduciary and property management firms, to generate low-cost business deposit accounts  Selectively adding full service branches to support Time Deposits areas with high customer concentration <$100,000 Interest 9.1%  OpenSky provides a unique channel for generating Bearing (Non-time) zero interest deposits 39.2% Non-time Deposit Growth ($MM) Cost of Deposits 0.95% $588 $605 0.76% $59 0.68% $482 $54 $400 0.59% $39 0.72% $28 0.52% 0.49% $534 $546 0.45% $443 $372 2015Y 2016Y 2017Y 2018 YTD 2015Y 2016Y 2017Y 2018 YTD Other Non-time Deposits Credit Card Deposits Cost of Deposits Peer Median (1) Data as of 6/30/18. 2018 YTD cost of deposit data is annualized. CAGR measured from 12/31/15 through 6/30/18. (1) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence. 15

Thinking Ahead

Delivering Superior Net Interest Margin

Net Interest Margin


5.41%
5.59%
5.02%
5.18%
5.37%
5.66%
3.93%
3.97%
4.01%
3.73%
3.72%
3.68%
2013Y
2014Y
2015Y
2016Y
2017Y (2)
2018 YTD
Net Interest Margin
Peer Median (1)

Static GAP Analysis – Change in Net Interest Income


-5.9%
0.0%
6.0%
11.8%
17.6%
-100
0
+100
+200
+300

- Deliver real, advice-based solutions to customers' complex credit needs vs. acting as the low-cost provider (largely avoid bid situations)
- Specifically target customers with complex credit needs
- Net interest margin is supported by OpenSky portfolio leveraged to short-term interest rates
- Consistently collect loan fees

2018 YTD data is as of 6/30/18.
Note: Static GAP Analysis reflects change in net interest income under a parallel rate shock analysis.
(1) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence.

16

(2) 2017Y represents Net Interest Margin, as Adjusted and is a non-GAAP measure adjusted for the impact of non-recurring foregone interest and fees related to the OpenSky data processing conversion. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure.

CAPITAL BANCORP, INC.

Differentiated Revenue Model Net Revenue(1) $66.4 $63.2 Year-over-Year: 21% $48.6 $41.2 $35.5 $36.9 $30.6 2013Y 2014Y 2015Y 2016Y 2017Y 2017 YTD 2018 YTD Noninterest Income to Net Revenue(1) OpenSky & Church Street Mortgage contribute to fee income levels in excess of peer median 32.4% 30.7% 28.7% 27.8% 22.8% 23.6% 22.8% 11.1% 9.7% 9.6% 9.0% 9.0% 8.4% 9.6% 2013Y 2014Y 2015Y 2016Y 2017Y 2017 YTD 2018 YTD Noninterest Income to Revenue Peer Median (2) YTD data is as of June 30. (1) 2017Y data is based on Adjusted Revenue which is a non-GAAP measure adjusted for the impact of $2.4 million of non-recurring foregone interest and fees related to the OpenSky data processing conversion. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure. 17 (2) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence.

Efficiency Ratio



Efficiency Ratio(1)
70.0%
70.0%
71.6%
68.6%
73.9%
67.8%
71.0%
73.5%
66.1%
65.0%
63.6%
62.0%
58.2%
59.8%
59.5%
2013Y
2014Y
2015Y
2016Y
2017Y (2)
2017 YTD
2018 YTD
Efficiency Ratio
2017Y (Actual)
Peer Median (3)

- Recent investments should have a positive long-term impact on efficiency:
  - Credit card data processing conversion has elevated expenses but positioned the business line for the long-term
  - Have hired 7 deposit gathering business development officers since the beginning of 2017 to support core funding growth
  - Reston and Columbia branch locations opened in Q2 2017 and Q2 2018, respectively

YTD data is as of June 30.
(1) Efficiency ratio is a non-GAAP measure. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure.
(2) 2017Y includes Efficiency Ratio, as Adjusted and is a non-GAAP measure adjusted for the impact of $2.4M of non-recurring foregone interest and fees and $2.3 million of non-recurring data processing expenses related to the OpenSky data processing conversion. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure.

18

(3) Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence.

CAPITAL BANCORP, INC.

OpenSky Secured Credit Card Division . Customer Demographics Number of Outstanding Accounts  Underserved by traditional credit 166,661 products 149,226  Poor or nonexistent credit history  Nationwide customer base 96,404  Minimum initial deposit of $200 and 63,398 maximum initial deposit of $3,000 per 38,922 card and $5,000 per individual 28,347 . Value Proposition  Help customers repair or create 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 acceptable credit history Credit Card Loans & Deposits ($MM)  Functions as a traditional VISA credit card $59.0 . Technology driven $53.6  Nationwide web and mobile platform – $39.1 $31.5 $32.5 70% of applications are submitted on $27.8 mobile devices using adaptive digital $18.4 $20.4 platform $14.1 $13.8 $7.4 $9.6  Perform proprietary analytics on customer base to monitor and innovate 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 the portfolio Collateral Deposits Loans 19 Data as of 6/30/18. CAGRs measured from 12/31/13 through 6/30/18.

Church Street Mortgage Division Purchase vs. Re-finance Volume & GOS Margin . Right-sized mortgage division in conjunction with Federal Reserve rate hikes and in $2.9B $0.4B $0.2B anticipation of a reduction in industry-wide re- finance volume 100.0% 3.00% . Production hires since the beginning of 2017 77.6% 47.5% 29.4% 2.50% focused on niche products and purchase 75.0% 2.30% originations 2.00% . 2.01% 71% of origination volume within our primary 50.0% 1.50% market areas of MD, VA and Washington, 1.47% D.C. 70.6% 1.00% . 25.0% 52.5% National technology-enabled consumer direct marketing efforts, including social media 0.50% 22.4% campaigns 0.0% 0.00% . 2013Y-2016Y 2017Y 2018 YTD Right sizing of business model has led to profitability through June 2018 Purchase Volume Re-finance Volume GOS Margin 2018 YTD data as of 6/30/18. 20

Creating Long-Term Shareholder Value Earnings per Share (EPS) Growth Tangible Book Value per Share (TBV) Growth Capital CAGR: 11.1%(1) Capital CAGR: 11.7%(2) Peer CAGR: 5.6% Peer CAGR: 7.2% $7.46 $6.94 $0.99 $6.35 $5.83 $0.84 $6.19 $5.25 $5.98 $0.74 $5.58 $0.69 $0.80 $4.53 $5.20 $0.65 $0.76 $0.72 $4.86 $0.68 $4.53 $0.65 $0.62 $0.51 $0.42 2013Y 2014Y 2015Y 2016Y 2017Y 2017 YTD2018 YTD 2013Y 2014Y 2015Y 2016Y 2017Y 6/30/18 EPS EPS, as Adjusted (3) Indexed Peer Growth TBV Per Share (4) Indexed Peer Growth Peer group consists of: EGBN, SASR, OLBK, ANCX, SONA, JMSB, HBMD, TCFC and FVCB. Peer data per S&P Global Market Intelligence. Note: 2013 earnings per share for Capital excludes bargain purchase gains. YTD data is as of June 30. (1) Based on pro forma EPS for 2017. CAGR represents the period from 2013 through 2017. (2) CAGR represents the period between 2013 and 6/30/18. (3) EPS, as Adjusted is a non-GAAP measure and excludes $4.2 million of non-recurring charges and lost revenue. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure. (4) Tangible book value per share is a non-GAAP measure. Please refer to the non-GAAP schedules included in the Appendix to this presentation for a reconciliation of this measure. 21

Conclusions . Operate in Premier Markets . Consistently High Performing Community Bank . Innovation Driven, Fee Based Businesses . Entrepreneurial Management Team . Poised with Earnings Momentum 22

Appendix 23

Thinking Ahead

Exceptional Management Team



Nick Bryan
Chief Marketing Officer
GM – OpenSky

- Joined Capital Bank in 2013
- Mr. Bryan leads the OpenSky credit card business line for Capital Bank and manages the Bank's data analytics platforms
- Prior to Capital Bank, Mr. Bryan spent eight years with Capital One Bank in marketing, operations and corporate finance and began his career at Donaldson, Lufkin & Jenrette



Kathy M. Curtis
Chief Risk/Compliance Officer

- Joined Capital Bank in 2002
- Day to day responsibilities include all aspects of enterprise risk management including Bank Secrecy Act compliance, information security, and regulatory compliance
- Prior to Capital Bank, Ms. Curtis spent 16 years at Century National Bank until its acquisition by United Bank in 2001



Kathy Yamada
Chief Credit Officer

- Joined Capital Bank in 2010
- Ms. Yamada is responsible for the credit administration function including credit policy, loan approval process, loan quality, portfolio risk management and special assets
- Prior to Capital Bank, Mr. Yamada spent more than 20 years at Equitable Bank managing its loan origination and credit administration functions



Eric M. Suss
Chief Human Resources Officer

- Joined Capital Bank in 2012
- Nearly 20 years of experience in human resources and talent recruitment
- Prior to Capital Bank, Mr. Suss spent nearly 10 years in human resources with CPA Global, a leading international provider of outsourced intellectual property solutions

24

CAPITAL BANCORP, INC.

Board of Directors Overview

Thinking Ahead

- Total insider ownership of 55%(1)

Name	Title	Biography	Ownership
Stephen N. Ashman	Chairman of the Board	- Led recapitalization in 2002 and acted as CEO of the Bank from 2007 to 2012 - President & CEO of a community bank in Rockville, MD from 1991 through its sale in 1998 - Prior experience as a public company director	6%
Steven J. Schwartz	Vice Chairman of the Board	- Founder of Prudent Capital which invests in profitable, later-stage operating businesses - Attorney and CPA with prior experience as CFO and general counsel to companies involved in construction, real estate development and property management among other industries	6%
James F. Whalen	Director Bank Chairman	- CEO and owner of Investment Properties, Inc. commercial real estate development and management company - Developed more than 1,000,000 square feet of real estate in the Washington metropolitan area	9%
Edward F. Barry	CEO and Director	- Joined the Company as Chief Executive Officer in September 2012 - Previously he was Senior Vice President, Product Marketing and Analytics for Capital One Bank	2%
Joshua Bernstein	Director	- President of Bernstein Management Corporation and its development affiliates - The Bernstein entities own and manage 90 properties encompassing 5,200 apartments and over 4 million square feet	8%
Scot R. Browning	President and Director	- Joined the Bank as President in April 2002 - He has over 30 years of banking experience concentrating on commercial lending in the greater Washington, D.C. metropolitan area	5%
Michael Burke	Director	- President of Yorke, Burke & Lee CPAs providing accounting and tax services to individuals, business entities and tax-exempt organizations - Over 30 years of experience as a finance manager and tax planner	3%
Randall J. Levitt	Director	- President of Nellis Corporation, a private capital management firm that manages a national portfolio of commercial real estate and provides wealth advisory services	8%
Deborah Ratner Salzberg	Director	- Executive Vice President of Forest City Enterprises (a publically trade REIT) and President of Forest City Washington, Inc. - Additional public company director experience with CubeSmart (a self-storage REIT)	<1%

(1) Includes non-director named executive officers and bank level directors.

25

CAPITAL BANCORP, INC.

ROATCE Reconciliation “Return on average tangible common equity” is a non-GAAP measure defined as net income, less bargain purchase gain (net of taxes), plus the amortization of intangible assets (net of taxes) divided by average total equity net of average intangible assets. Dollars in Thousands Year Ended December 31, YTD 2013 2014 2015 2016 2017 June 30, 2018 Net Income $ 6,857 $ 6,793 $ 7,492 $ 9,441 $ 7,109 $ 6,135 Less: Bargain Purchase Gain, Net of Taxes $ (1,076) $ - $ - $ - $ - $ - Add: Intangible Asset Amortization, Net of Taxes $ 33 $ 20 $ 14 $ 10 $ - $ - Net Income Excluding Intangible Amortization, as Adjusted and Bargain Purchase Gain, Net $ 5,814 $ 6,813 $ 7,506 $ 9,451 $ 7,109 $ 6,135 Average Total Equity $ 36,965 $ 45,775 $ 53,883 $ 65,590 $ 76,543 $ 82,944 Less: Average Preferred Equity $ - $ - $ - $ - $ - $ - Less: Average Intangible Assets $ 84 $ 53 $ 26 $ 8 $ - $ - Average Tangible Common Equity $ 36,881 $ 45,722 $ 53,857 $ 65,582 $ 76,543 $ 82,944 Return on Average Tangible Common Equity 15.76% 14.90% 13.94% 14.41% 9.29% 14.92% 26

ROATCE, as Adjusted Reconciliation

Thinking Ahead

"Return on average tangible common equity, as adjusted" is a non-GAAP measure defined as net income, less bargain purchase gain (net of taxes), plus non-recurring foregone interest and fees, plus non-recurring data processing expenses, plus non-recurring deferred tax revaluation, less the tax impact of conversion-related items, plus the amortization of intangible assets (net of taxes), divided by average total equity, net of average intangible assets.

Dollars in Thousands	Year Ended December 31,					YTD
	2013	2014	2015	2016	2017	June 30, 2018
Net Income	$ 6,857	$ 6,793	$ 7,492	$ 9,441	$ 7,109	$ 6,135
Less: Bargain Purchase Gain, Net of Taxes	$ (1,076)	$ -	$ -	$ -	$ -	$ -
Add: Non-recurring foregone interest and fees	$ -	$ -	$ -	$ -	$ 2,370	$ -
Add: Non-recurring data processing expenses	$ -	$ -	$ -	$ -	$ 2,275	$ -
Add: Non-recurring deferred tax revaluation	$ -	$ -	$ -	$ -	$ 1,386	$ -
Less: Tax impact of conversion related items	$ -	$ -	$ -	$ -	$ (1,847)	$ -
Net Income, As Adjusted	$ 5,781	$ 6,793	$ 7,492	$ 9,441	$ 11,293	$ 6,135
Add: Intangible Asset Amortization, Net of Taxes	$ 33	$ 20	$ 14	$ 10	$ -	$ -
Net Income Excluding Intangible Amortization, as Adjusted	$ 5,814	$ 6,813	$ 7,506	$ 9,451	$ 11,293	$ 6,135
Average Total Equity	$ 36,965	$ 45,775	$ 53,883	$ 65,590	$ 76,543	$ 82,944
Less: Average Preferred Equity	$ -	$ -	$ -	$ -	$ -	$ -
Less: Average Intangible Assets	$ 84	$ 53	$ 26	$ 8	$ -	$ -
Average Tangible Common Equity	$ 36,881	$ 45,722	$ 53,857	$ 65,582	$ 76,543	$ 82,944
Return on Average Tangible Common Equity, as Adjusted	15.76%	14.90%	13.94%	14.41%	14.75%	14.92%

27

CAPITAL BANCORP, INC.

ROAA, as Adjusted Reconciliation “Return on average assets, as adjusted” is a non-GAAP measure defined as net income, less bargain purchase gain (net of taxes), plus non-recurring foregone interest and fees, plus non- recurring data processing expenses, plus non-recurring deferred tax revaluation, less the tax impact of conversion-related items, divided by average total assets. Dollars in Thousands Year Ended December 31, YTD 2013 2014 2015 2016 2017 June 30, 2018 Net Income $ 6,857 $ 6,793 $ 7,492 $ 9,441 $ 7,109 $ 6,135 Add: Non-recurring foregone interest and fees $ - $ - $ - $ - $ 2,370 $ - Add: Non-recurring data processing expenses $ - $ - $ - $ - $ 2,275 $ - Add: Non-recurring deferred tax revaluation $ - $ - $ - $ - $ 1,386 $ - Less: Tax impact of conversion related items $ - $ - $ - $ - $ (1,847) $ - Less: Bargain purchase gain, Net of Taxes $ (1,076) $ - $ - $ - $ - $ - Net Income, as Adjusted $ 5,781 $ 6,793 $ 7,492 $ 9,441 $ 11,293 $ 6,135 Average Total Assets $ 471,400 $ 541,934 $ 679,595 $ 832,619 $ 964,946 $ 1,026,770 Return on Average Assets, as Adjusted 1.23% 1.25% 1.10% 1.13% 1.17% 1.20% 28

Net Interest Margin, as Adjusted Reconciliation “Net interest margin, as adjusted” is a non-GAAP measure defined as net interest income, plus non- recurring foregone interest and fees, divided by average interest earning assets. Dollars in Thousands Year Ended December 31, YTD 2013 2014 2015 2016 2017 June 30, 2018 Net Interest Income $ 25,327 $ 29,717 $ 33,676 $ 42,759 $ 48,911 $ 28,507 Add: Non-recurring foregone interest and fees $ - $ - $ - $ - $ 2,370 $ - Adjusted Net Interest Income $ 25,327 $ 29,717 $ 33,676 $ 42,759 $ 51,281 $ 28,507 Average interest earning assets $ 467,772 $ 531,505 $ 671,275 $ 825,676 $ 955,479 $ 1,016,446 Net Interest Margin, as Adjusted 5.41% 5.59% 5.02% 5.18% 5.37% 5.66% 29

Net Revenue & Noninterest Income to Net Revenue Reconciliation Net revenue for 2017 has been adjusted to exclude the impact of non-recurring foregone interest and fees and as such is considered a non-GAAP measure. Dollars in Thousands Year Ended December 31, YTD 2013 2014 2015 2016 2017 June 30, 2017 June 30, 2018 Noninterest Income $ 10,171 $ 11,442 $ 14,929 $ 20,473 $ 15,149 $ 7,223 $ 8,417 Net Interest Income $ 25,327 $ 29,717 $ 33,676 $ 42,759 $ 48,911 $ 23,391 $ 28,507 Add: Noninterest Income $ 10,171 $ 11,442 $ 14,929 $ 20,473 $ 15,149 $ 7,223 $ 8,417 Add: Non-recurring foregone interest and fees $ - $ - $ - $ - $ 2,370 $ - $ - Adjusted Revenue $ 35,498 $ 41,159 $ 48,605 $ 63,232 $ 66,430 $ 30,614 $ 36,924 Noninterest Income to Adjusted Revenue 28.7% 27.8% 30.7% 32.4% 22.8% 23.6% 22.8% 30

Efficiency Ratio, as Adjusted Reconciliation “Efficiency ratio, as adjusted” is a non-GAAP measure defined as total noninterest expense less non-recurring data processing expenses, divided by the sum of net interest income, noninterest income and non-recurring foregone interest and fees. Dollars in Thousands Year Ended December 31, YTD 2013 2014 2015 2016 2017 June 30, 2017 June 30, 2018 Total Noninterest Expense $ 24,836 $ 28,821 $ 34,817 $ 43,380 $ 47,306 $ 21,742 $ 27,128 Less: Non-recurring data processing expenses $ - $ - $ - $ - $ (2,275) $ - $ - Adjusted Noninterest Expense $ 24,836 $ 28,821 $ 34,817 $ 43,380 $ 45,031 $ 21,742 $ 27,128 Net Interest Income $ 25,327 $ 29,717 $ 33,676 $ 42,759 $ 48,911 $ 23,391 $ 28,507 Add: Noninterest Income $ 10,171 $ 11,442 $ 14,929 $ 20,473 $ 15,149 $ 7,223 $ 8,417 Add: Non-recurring foregone interest and fees $ - $ - $ - $ - $ 2,370 $ - $ - Adjusted Revenue $ 35,498 $ 41,159 $ 48,605 $ 63,232 $ 66,430 $ 30,614 $ 36,924 Efficiency Ratio, As Adjusted 70.0% 70.0% 71.6% 68.6% 67.8% 71.0% 73.5% 31

Diluted Earnings Per Share, as Adjusted Reconciliation

"Diluted earnings per share, as adjusted" is a non-GAAP measure defined as net income, less bargain purchase gain (net of taxes), plus non-recurring foregone interest and fees, plus non-recurring data processing expenses, plus non-recurring deferred tax revaluation, less the tax impact of conversion-related items, divided by the diluted weighted average shares outstanding.

Dollars in Thousands (except per share data)	Year Ended December 31,					YTD	
	2013	2014	2015	2016	2017	June 30, 2017	June 30, 2018
Net Income	$ 6,857	$ 6,793	$ 7,492	$ 9,441	$ 7,109	$ 4,716	$ 6,135
Less: Bargain purchase gain, Net of Taxes	$ (1,076)	$ -	$ -	$ -	$ -	$ -	$ -
Add: Non-recurring foregone interest and fees	$ -	$ -	$ -	$ -	$ 2,370	$ -	$ -
Add: Non-recurring data processing expenses	$ -	$ -	$ -	$ -	$ 2,275	$ -	$ -
Add: Non-recurring deferred tax revaluation	$ -	$ -	$ -	$ -	$ 1,386	$ -	$ -
Less: Tax impact of conversion related items	$ -	$ -	$ -	$ -	$ (1,847)	$ -	$ -
Net Income, As Adjusted	$ 5,781	$ 6,793	$ 7,492	$ 9,441	$ 11,293	$ 4,716	$ 6,135
Add: Convertible debt interest expense	$ 281	$ 281	$ 281	$ -	$ -	$ -	$ -
Net Income for diluted EPS	$ 6,062	$ 7,074	$ 7,773	$ 9,441	$ 11,293	$ 4,716	$ 6,135
Diluted Weighted Average Shares Outstanding	9,336,596	10,279,548	10,488,036	11,289,044	11,428,000	11,318,023	11,986,310
Diluted Earnings Per Share, as Adjusted	$0.65	$0.69	$0.74	$0.84	$0.99	$0.42	$0.51

32

CAPITAL BANCORP, INC.

Tangible Book Value Per Share Reconciliation “Tangible book value per share” is a non-GAAP measure defined as total stockholders’ equity, less intangible assets, divided by shares of common stock outstanding. Dollars in Thousands (except per share data) Year Ended December 31, 2013 2014 2015 2016 2017 June 30, 2018 Total Stockholders' Equity $ 42,421 $ 50,216 $ 59,657 $ 70,748 $ 80,119 $ 86,994 Less: Preferred equity $ - $ - $ - $ - $ - $ - Less: Intangible assets $ (72) $ (39) $ (17) $ - $ - $ - Tangible Common Equity $ 42,349 $ 50,177 $ 59,640 $ 70,748 $ 80,119 $ 86,994 Period End Shares Outstanding 9,342,860 9,562,820 10,225,780 11,144,696 11,537,196 11,661,372 Tangible Book Value per Share $4.53 $5.25 $5.83 $6.35 $6.94 $7.46 33